Exhibit 107
Calculation of Filing Fee Tables

424(b)(2)
(Form Type)

Main Street Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.95% Notes due 2029	Rule 457(o) and Rule 457(r)	$350,000,000	99.865%	$349,527,500	$0.00014760	$51,590.26
	Total Offering Amounts					$349,527,500		$51,590.26
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$51,590.26

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.

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